Press Release

FOR IMMEDIATE RELEASE

FOR:	MDC Partners Inc.
745 Fifth Avenue, Floor 19
New York, NY 10151

CONTACT:	Alexandra Delanghe
SVP, Corporate Communications
646-429-1845
adelanghe@mdc-partners.com

MDC Partners Appoints Irwin D. Simon to Board of Directors

Founder of The Hain Celestial Group Enhances Global, Entrepreneurial

and Branding Expertise of MDC Board

New York, New York – April 29, 2013 – MDC Partners announced today that Irwin D. Simon has been elected to its board of directors, effective April 25, 2013.  Simon, Founder, Chairman, President and Chief Executive Officer of the leading global natural and organic food and personal care products company Hain Celestial with over 5,000 employees, will also serve on the MDC Partners’ Audit and Compensation Committees.

“We are thrilled to have an executive with Irwin’s pedigree of entrepreneurial success join our esteemed board,” said Miles Nadal, President & CEO of MDC Partners.   “His extraordinary accomplishments, global experience, innovative approach to building businesses and iconic achievements in branding will be of great guidance and value to MDC and our partner agencies.”

Simon brings to the MDC Board of Directors a unique perspective on all aspects of advertising and marketing services, as well as extensive entrepreneurial and operational experience. In addition to his deep knowledge of the consumer packaged goods industry and branding and innovation, services that are provided by MDC’s partner agencies, Simon shares MDC’s unique entrepreneurial approach. In 1993, deliberately choosing not to follow the food industry giants, Simon founded and built Hain Celestial by acquiring brands that fit his unique vision of marketing “better-for-you” products and leveraging them to build the group’s position in the highly competitive retail marketplace.

In building Hain Celestial, Simon was an early identifier of the growth potential of the natural and organic food categories, which was beginning to eclipse the growth of the traditional and mainstream food categories. In 2000, the company was named one of Fortune Magazine’s 100 Fastest Growing Companies. Simon continued to grow the group by recognizing the value of experienced, best-in-class executives that would help improve brand performance by building a customer-centric organization while reducing costs. Today, The Hain Celestial Group, trades on The NASDAQ® Global Select Market with a market cap of nearly $3.0 billion.

“I am delighted to work with Miles and his talented management team on such an exciting and growing business,” said Simon. “MDC Partners has established itself as a thought-leader in business transformation and marketing services. Its approach to challenging the status quo as an insurgent is well suited to the changing needs of clients globally, and I am pleased to have the opportunity to contribute to the accelerating success of MDC in the years ahead.”

About MDC Partners Inc.

MDC is one of the world’s largest Business Transformation Organizations that utilizes technology, marketing communications, data analytics, insights and strategic consulting solutions to drive meaningful returns on Marketing and Communications Investments for multinational clients in the United States, Canada, and worldwide.

MDC Partners’ durable competitive advantage is to Empower the Most Talented Entrepreneurial Thought Leaders to Drive Business Success to new levels of Achievement, for both our Clients and our Shareholders, reinforcing MDC’s reputation as “The Place Where Great Talent Lives.”

MDC Partners’ Class A shares are publicly traded on NASDAQ under the symbol “MDCA” and on the Toronto Stock Exchange under the symbol “MDZ.A”.

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